Exhibit 99.01

Neuralstem Reports First Quarter 2017 Fiscal Results Provides Clinical and Business Update

Phase 2 MDD clinical trial results expected in 3Q17, Extended runway of cash into 3Q18

GERMANTOWN, Md., May 10, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company developing next generation treatments for nervous system diseases, reported its financial results for the quarter ended March 31, 2017.

“This is an exciting time for the company as we approach a large clinical milestone of NSI-189 Phase 2 major depressive disorder (MDD) study results, which remain ahead of schedule for the third quarter of this year,” commented Rich Daly, chairman and CEO. “We also continue to strengthen our balance sheet and have extended our cash runway an additional quarter into late 2018.”

Clinical Highlights

  NSI-189 Phase 2 MDD study results expected 4 months ahead of schedule in 3Q17.   Neuralstem’s Phase 2 clinical study evaluating NSI-189 for the indication of MDD was initiated in May 2016. The company announced 50% enrollment in September 2016 and last patient enrolled in February 2017. 220 subjects were randomized for a 12-week interventional study with NSI-189 or placebo. Subjects completing the study are eligible to enroll in a 24-week non-interventional, observation-only durability study, from which the results are expected in 1H 2018.

  NSI-189 preclinical data published in the Journal of Cellular Physiology showed oral administration of NSI-189 in rats with ischemic stroke led to a significant recovery from motor deficit. The improvements were maintained post cessation of dosing for the additional 12-week observational period. The sustained improvement suggests that NSI-189 initiated a host brain repair mechanism enabling tissue remodeling of the stroke brain.

  In April 2017, a new cohort (Group B) of four subjects with stable cervical injuries was added for recruitment to the Phase 1 chronic spinal cord injury (cSCI) human clinical trial evaluating the safety and feasibility of treatment with NSI-566. The amended protocol was approved by the U.S. Food and Drug Administration and the Institutional Review Board at the study site, University of California San Diego (UCSD).

  NSI-566 preclinical data in a rat model of penetrating ballistic-like brain injury (PBBI) was published in the Journal of Neurotrauma.  These data showed robust engraftment and long-term survival of NSI-566 post transplantation.

Corporate Highlights

  1-for-13 reverse stock split. In January 2017, the Company executed a 1-for-13 reverse stock split of the Company’s common stock. The reverse stock split enabled Neuralstem to regain compliance with the $1.00 minimum bid price condition and thereby fulfill all of the NASDAQ Capital Market continued listing requirements.

  In March and April 2017, we received approximately $2,750,000 upon the exercise of 846,156 common stock purchase warrants issued in our May 2016 registered offering at an exercise price of $3.25 per share. We expect that our existing cash and cash equivalents will be sufficient to enable us to fund our anticipated level of operations based on our current operating plans, into the 3Q18.

Financial Results for the Quarter Ended March 31, 2017

Cash Position: Cash, cash equivalents and short-term investments on hand was approximately $16.7 million at March 31, 2017, compared to approximately $20.2 million at December 31, 2016.  The decrease resulted from use of cash to fund our NSI-189 clinical programs and to meet our debt repayment obligations partially offset by cash raised of approximately $2.2 million, net primarily from the exercise of warrants in March 2017. As of March 31, 2017 we had approximately $2.58 million of debt outstanding as compared to $3.8 million at December 31, 2016.

Net Loss: In the quarter ended March 31, 2017, we reported a net loss of approximately $7.6 million or $0.68 per share, compared to a loss of approximately $6.6 million or $0.93 per share on a split adjusted basis in the quarter ended March 31, 2016. Our operating loss in the quarter ended March 31, 2017 was approximately $4.2 million, compared to a loss of approximately $6.2 million in the quarter ended March 31, 2016.

R&D Expenses: Research and development expenditures, at $2.9 million, decreased by approximately $0.2 million in the quarter ended March 31, 2017 as compared to expenditures of $3.1 million in the quarter ended March 31, 2016. The decrease in research and development expenses was primarily attributable to a $1.8 million reduction in employment costs, internal and external research expenditures associated with our May, 2016 restructuring partially offset by a $1.6 million increase in clinical trial costs associated with our ongoing Phase 2 MDD study.

G&A Expenses: General and administrative expenses decreased by approximately $1.8 million dollars to $1.3 million in the quarter ended March 31, 2017 as compared to $3.2 million for the quarter ended March 31, 2016. The decrease was primarily attributable to employment costs savings associated with our May, 2016 restructuring.

Equity and Reverse Stock Split: The Board of Directors approved a 1-for-13 reverse stock split of the Company’s common stock effective January 6, 2017.  Stockholders' equity and all references to share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted to reflect the 1-for-13 reverse stock split for all periods presented.

We had 11.7 million and 7.1 million common shares issued and outstanding on a reverse split adjusted basis and 1.0 million and no preferred shares issued and outstanding at March 31, 2017 and 2016, respectively.

Liquidity: We expect that our existing cash, cash equivalents and short-term investments will fund our anticipated level of operations based on our current operating plans, into the second half of 2018.

Neuralstem, Inc.

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,680,499	$15,194,949
Short-term investments	5,000,000	5,000,000
Trade and other receivables	14,715	10,491
Current portion of related party receivable, net of discount	-	53,081
Prepaid expenses	477,072	646,195
Total current assets	17,172,286	20,904,716

Property and equipment, net	242,810	269,557
Patents, net	904,732	990,153
Related party receivable, net of discount and current portion	392,840	424,240
Other assets	15,824	15,662
Total assets	$18,728,492	$22,604,328

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,167,615	$2,343,936
Accrued bonuses	-	852,963
Current portion of long-term debt, net of fees and discount	2,530,922	3,705,787
Other current liabilities	349,087	430,738
Total current liabilities	5,047,624	7,333,424

Derivative instruments	3,884,972	3,921,917
Other long-term liabilities	16,129	18,209
Total liabilities	8,948,725	11,273,550

STOCKHOLDERS' EQUITY
Convertible preferred stock, 7,000,000 shares authorized, $0.01 par value; 1,000,000 shares issued and outstanding at March 31, 2017 and December 31, 2016 respectively	10,000	10,000
Common stock, $0.01 par value; 300 million shares authorized, 11,743,244 and 11,032,858 shares outstandingat March 31, 2017 and December 31, 2016 respectively	117,432	110,329
Additional paid-in capital	210,249,148	204,239,837
Accumulated other comprehensive income	3,734	3,905
Accumulated deficit	(200,600,547)	(193,033,293)
Total stockholders' equity	9,779,767	11,330,778
Total liabilities and stockholders' equity	$18,728,492	$22,604,328

Neuralstem, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended March 31,
	2017	2016

Revenues	$2,500	$2,500

Operating expenses:
Research and development expenses	2,902,086	3,065,590
General and administrative expenses	1,332,421	3,170,522
Total operating expenses	4,234,507	6,236,112
Operating loss	(4,232,007)	(6,233,612)

Other income (expense):
Interest income	20,883	11,136
Interest expense	(138,732)	(386,506)
Change in fair value of derivative instruments	(2,741,314)	-
Warrant inducement and other expenses	(476,084)	3,199
Total other income (expense)	(3,335,247)	(372,171)

Net loss	$(7,567,254)	$(6,605,783)

Net loss per share - basic and diluted	$(0.68)	$(0.93)

Weighted average common shares outstanding - basic and diluted	11,140,898	7,077,676

Comprehensive loss:
Net loss	$(7,567,254)	$(6,605,783)
Foreign currency translation adjustment	(171)	(1,773)
Comprehensive loss	$(7,567,425)	$(6,607,556)

About Neuralstem

Neuralstem is a clinical-stage biopharmaceutical company developing next-generation treatments for nervous system diseases of high unmet medical need.  Neuralstem’s lead asset, NSI-189, is an oral antidepressant in Phase 2 clinical development for major depressive disorder (MDD).  NSI-566 is a stem cell therapy being tested in stroke, chronic spinal cord injury (cSCI) and Amyotrophic Lateral Sclerosis (ALS).  Neuralstem’s diversified portfolio of product candidates is based on its proprietary neural stem cell technology.

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (SEC) on March 23, 2017, and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:

Danielle Spangler
Neuralstem, Director of Investor Relations
301.366.1481
dspangler@neuralstem.com

Kimberly Minarovich
Argot Partners, Investor Relations
212-600-1902
kimberly@argotpartners.com

Lori Rosen
LDR Communications
Public Relations
917.553.6808
lori@ldrcommunications.com